Exhibit 5.1

GOODWIN | PROCTER	Goodwin Procter LLP	T: 617.570.1000
	Counsellors at Law	F: 617-523.1231
	Exchange Place	goodwinprocter.com
Boston, MA 02109

September 25, 2006

AvalonBay Communities, Inc.
2900 Eisenhower Avenue, Suite 300
Alexandria, VA  22314

Ladies and Gentlemen:

This opinion is delivered in our capacity as counsel for AvalonBay Communities, Inc., a Maryland corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (File No. 333-132435) (the “Registration Statement”), and a prospectus supplement dated September 18, 2006 and a pricing supplement dated September 19, 2006 (together, the “Prospectus Supplement”), which supplement the prospectus included in the Registration Statement, relating to the offering of an aggregate $250,000,000 principal amount of 5.50% Medium Term Notes due 2012 (the “2012 Notes”) and an aggregate $250,000,000 principal amount of 5.75% Medium Term Notes due 2016 (the “2016 Notes,” and together with the 2012 Notes, the “Notes”) by the Company to or through the agents named in the pricing supplement dated September 19, 2006 pursuant to the terms of the Amended and Restated Distribution Agreement dated August 6, 2003 by and among the Company and the agents named therein (the “Distribution Agreement”).  The prospectus included in the Registration Statement, as supplemented by the Prospectus Supplement, is herein called the “Prospectus.”

The Notes are to be issued pursuant to the terms of an Indenture (the “Original Indenture”), dated as of January 16, 1998, between the Company and U.S. Bank Trust National Association, as successor trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of January 20, 1998 between the Company and the Trustee, the Second Supplemental Indenture dated as of July 7, 1998 between the Company and the Trustee, the Amended and Restated Third Supplemental Indenture dated as of July 10, 2000, and the Fourth Supplemental Indenture dated as of September 18, 2006, between the Company and the Trustee (collectively, the “Indenture”).

We have examined the Amended and Restated Articles of Incorporation of the Company, as amended and on file with the Maryland State Department of Assessments and Taxation, the Amended and Restated Bylaws of the Company, the Indenture, the Distribution Agreement, certified resolutions of the Board of Directors of the Company (the “Board”) and actions pursuant to authority delegated to the Investment and Finance Committee of the Board (the “IFC Committee”) authorizing the issuance of the Notes (the “Authorizing Resolutions”), such records of corporate proceedings of the Company and legal considerations as we have deemed appropriate for the purposes of this opinion, the Registration Statement and the Prospectus Supplement and the exhibits thereto.  In such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as copies, and the accuracy of all factual statements set forth in such documents.

We are attorneys admitted to practice in The Commonwealth of Massachusetts.  We express no opinion concerning the laws of any jurisdictions other than the laws of the United States of America, the Commonwealth of Massachusetts and the Maryland General Corporation Law, and also express no

AvalonBay Communities, Inc.

September 25, 2006

opinion with respect to the blue sky or securities laws of any state, including Massachusetts or Maryland.  To the extent that any other laws govern any of the matters as to which we express an opinion herein, we have assumed, without independent investigation, that the laws of such jurisdiction are identical to those of the Commonwealth of Massachusetts, and we express no opinion as to whether such assumption is reasonable or correct.

Based on the foregoing, we are of the opinion that the Notes to be sold by the Company to or through the agents named in the Prospectus Supplement, upon issuance in accordance with the terms of the Indenture and the Authorizing Resolutions and upon execution and delivery of such Notes and payment therefor in accordance with the terms of the Indenture and the Distribution Agreement and the related Terms Agreement dated September 18, 2006, will be legally issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and will be entitled to the benefits of the Indenture.

The foregoing opinion is qualified to the extent that the enforceability of any document, instrument, or Note may be limited by or subject to the effects of (i) bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer, reorganization, or other similar laws relating to or affecting creditors’ rights generally, (ii) general principles of equity or public policy principals, and (iii) the refusal of a particular court to grant equitable remedies, including specific performance and injunctive relief or a particular remedy sought under the Indenture as opposed to another remedy provided for therein or available at law or in equity. We note that the enforceability of specific provisions of the Indenture and the Notes may be subject to (a) standards of reasonableness and “good faith” limitations and obligations such as those provided in the Uniform Commercial Code and similar applicable principles of common law and judicial decisions and (b) the course of dealings between the parties, the usage of trade and similar provisions of common law and judicial decision.

We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture or Notes that purport to waive or not give effect to rights to notice, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law, (ii) the enforceability of indemnification provisions to the extent that they purport to relate to liabilities resulting from or based on negligence or any violation of any federal or state securities laws, (iii) the enforceability of severability clauses or (iv) the enforceability of any provision in the Indenture or the Notes that purports to waive liability for violation of securities laws.

The opinions expressed herein are being furnished to you solely for your benefit in connection with the Registration Statement, and may not be used or relied upon by you for any other purpose, nor may this opinion be quoted from, circulated, relied upon or otherwise referred to, by any other person or entity without our prior written consent.  This opinion is given as of the date first set forth above, and we assume no obligation to update this opinion.  We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated September 25, 2006 which is incorporated by reference into the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the General Rules and Regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER  LLP